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Exhibit 99


Zeppelin Energy Inc. Appoints New Director

PORT ORCHARD, Washington---January 6, 2003---The Board of Directors of Zeppelin Energy Inc. (OTC:BB: ZEPE.OB) announces the election of Douglas W. Ellenor, PhD to the Board of Directors of the Company. Dr. Ellenor has 32 years international experience in the Exploration and Production sector of the energy business, having spent 25 of those years with the Royal/Dutch Shell Group ("Shell".) Dr. Ellenor left Shell in 1996, after spending 4 years as the President and CEO of The Shell Companies of Columbia, to become President and CEO of Hocol SA, of Columbia, a division of Nimir Petroleum Limited, a privately owned energy and pipeline company through 1998. He then moved to London, U.K. to become Business Development Director for Nimir. Dr. Ellenor returned home to Canada in 1999 and established an oil and gas consulting business. In April of 2002, he accepted an assignment to return to Hocol SA as its CEO and President for an indeterminate period. Dr. Ellenor is also a member of the Board of Directors of Orca Petroleum Inc. of Calgary Alberta Canada. (TSX "OPI")

The election of Dr. Ellenor is in keeping with Zeppelin's new focus on seeking to acquire high quality oil and gas producing properties, primarily proved producing and proved underdeveloped reserves in the United States, Canada, and South America. Acquisition of these assets is and will be subject to obtaining of financing through private placement of Zeppelin's equity or debt. Dr. Ellenor, who is fluent in the Spanish language, will assist the Company in assessing opportunities, especially in South America.

The foregoing press release includes "forward looking statements" within the meaning of, and made pursuant to, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company or events, or timing of events, relating to the Company to materially differ from those expressed or implied by such forward looking statements. Zeppelin Energy Inc. refers interested parties to its Registration Statement filed 9/15/99, as amended, and other SEC filings for a complete description of, and discussions about, Zeppelin Energy Inc.

Contact:
Zeppelin Energy Inc.
Secretary/Treasurer/Director:
Donald J. Cheney
(253) 709-2494